EXHIBIT 99.1

Contact:	Damon Elder
Spotlight Marketing Communications
(949) 427-1377
damon@spotlightmarcom.com

Griffin-American Healthcare REIT III, Inc. Announces
Change of Location of 2020 Annual Meeting of Stockholders
to be Held on June 10, 2020

IRVINE, Calif. (May 22, 2020) –  Griffin-American Healthcare REIT III, Inc. (the “Company”) announced today that, due to the ongoing public health threat caused by the coronavirus (COVID-19) pandemic, and to support the health and well-being of its stockholders, board of directors and other meeting participants, the location of the Company’s 2020 Annual Meeting of Stockholders (the “Annual Meeting”) has been changed and will be held in a virtual meeting format only. As previously announced, the Annual Meeting will be held on Wednesday, June 10, 2020 at 3:00 p.m. Pacific Time. Stockholders will not be able to attend the Annual Meeting in-person.

As described in the proxy materials for the Annual Meeting previously distributed, stockholders are entitled to notice of, and to vote at, the Annual Meeting if they were a stockholder as of the close of business on March 23, 2020, the record date. To be admitted to the virtual Annual Meeting at www.virtualshareholdermeeting.com/GAHRIII2020, stockholders must enter the control number found on their proxy card, voting instruction forms or the notices stockholders previously received. The Company encourages eligible stockholders to vote on the proposals disclosed in the proxy materials prior to the Annual Meeting using the instructions provided in the proxy materials. Eligible stockholders may also vote during the Annual Meeting by following the instructions available on the meeting website during the meeting. Further information regarding this change to the location of the Annual Meeting can be found in the proxy supplement filed by the Company with the United States Securities and Exchange Commission on May 22, 2020.

About Griffin-American Healthcare REIT III, Inc.
Griffin-American Healthcare REIT III invests in a diversified portfolio of healthcare real estate assets, focusing primarily on medical office buildings, hospitals, skilled nursing facilities, senior housing and other healthcare-related facilities. Griffin-American Healthcare REIT III qualified to be taxed as a real estate investment trust, or REIT, for federal income tax purposes beginning with its taxable year ended December 31, 2014 and intends to continue to qualify to be taxed as a REIT. The REIT is co-sponsored by American Healthcare Investors, LLC and Griffin Capital Company, LLC. For more information regarding Griffin-American Healthcare REIT III, please visit www.HealthcareREIT3.com.